Schedule A

Series and Classes

As of September 21, 2018

Series	Classes
Six Circles Ultra Short Duration Fund
Six Circles Tax Aware Ultra Short Duration Fund
Six Circles U.S. Unconstrained Equity Fund
Six Circles International Unconstrained Equity Fund
Six Circles Managed Equity Portfolio U.S. Unconstrained Fund
Six Circles Managed Equity Portfolio International Unconstrained Fund